PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

August 13, 2018

To Whom It May Concern:

We hereby consent to the incorporation by reference in this annual report on Form 10-K of Quanta, Inc. (formerly Freight Solution, Inc.) of our report dated on July 28, 2017, on the audit of the financial statements of Freight Solution, Inc. as of April 30, 2017, and the related statements of operations, stockholders’ equity and cash flows for the year then ended.

Very truly yours,

/s/ PLS CPA

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PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board